EXHIBIT 3.194

RADNOR GP-555 LA, L.L.C.

AMENDED AND RESTATED
OPERATING AGREEMENT

                    THIS AGREEMENT (this “Agreement”) is entered into as of this 14th day of April, 2005 by and between Radnor Properties Associates-II, L.P., a Delaware limited partnership (“RPA”), the only admitted member of Radnor GP-555 LA, L.L.C., a Delaware limited liability company (the “Company”), and the Company.  This Agreement amends and restates in its entirety the Company’s Operating Agreement dated April 6, 2001 by RPA.

          1.       Organization.  The Company is an existing Delaware limited liability company originally formed and organized on March 19, 2001 pursuant to the provisions of the Delaware Limited Liability Company Act.

          2.       Purpose.  The Company is organized to pursue any lawful purpose except for the purposes of banking or insurance.

          3.       Term.  The term of the Company shall continue until terminated by RPA, at which time RPA shall file a Certificate of Dissolution with the Secretary of State of the State of Delaware.

          4.       Principal Place of Business.  The Company’s principal place of business in the State of Delaware shall be such place as RPA, in its discretion, shall determine.

          5.       Management.  The Company shall be managed by RPA.  RPA hereby designates as its agents, in the capacities set forth herein, the following individuals: Gerard H. Sweeney, as President and Chief Executive Officer, Christopher P. Marr, as Senior Vice President and Chief Financial Officer, and Brad A. Molotsky, as Senior Vice President, General Counsel and Secretary (the “Individuals”).  While serving in such capacities, the Individuals shall have active management of the operations of the Company, including, without limitation, the power and authority to execute and deliver in the name of and on behalf of the Company any and all documents which any of them may deem necessary, desirable or appropriate, subject, however, to the control of RPA, and shall make such reports of the affairs of the Company to RPA as RPA may require.  Such designation by RPA shall not cause any member to cease to be a member of the Company, nor shall such designation be deemed to confer member status, rights or interests upon the Individuals.  Such designation notwithstanding, RPA retains the power and authority to manage and control the business and affairs of the Company, including the right to remove and replace any Individual as its agent.

          6.       Limitation of Liability.  No person designated pursuant to this Agreement as authorized to act on behalf of the Company shall be liable, responsible or accountable, in damages or otherwise, to any member of the Company or to the Company for any action or inaction performed (or not performed) in good faith by him with respect to Company matters, except for fraud, gross negligence or an intentional breach of this Agreement.

          7.       Additional Members.  Additional members shall be admitted only upon the written agreement of RPA.  The terms and conditions of this Agreement may not be modified or amended except by a written agreement signed by RPA.

          8.       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of law rules in that jurisdiction.

[Signature Page to Follow]

                    IN WITNESS WHEREOF, the undersigned has, through its duly authorized representative, set its hand as of the date first written above.

RADNOR PROPERTIES ASSOCIATES-II, L.P.

By:	Radnor GP, L.L.C., a Delaware limited liability company, its general partner

	By:	Brandywine Midatlantic LP, a Delaware limited partnership, its managing member

		By:	Brandywine Midatlantic LLC, a Delaware limited liability company, its general partner

			By:	Brandywine Operating Partnership, L.P., a Delaware limited partnership, its sole member

				By:	Brandywine Realty Trust, a Maryland real estate investment trust, its general partner

			By:	/s/ Gerard H. Sweeney

Name: Gerard H. Sweeney Title: President & CEO